Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-61772, 333-42275, 333-122900, 333-152885, 333-176117, and 333-179743), on Form S-4 (No. 333-93243), and on Form S-8 (Nos. 033-52557, 033-53689, 333-70859, 333-81085, 333-61768, 333-107673, 333-116776, 333-126042, 333-148206, 333-156047, 333-159897, and 333-181389) of Aqua America, Inc. of our report dated March 3, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

March 3, 2014